Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Reg. Nos. 333-43820, 333-47209, 333-65989 and 333-65998) of Avon Products, Inc. of our report dated June 18, 2004 relating to the financial statements of the Avon Personal Savings Plan which appears in this Form 11-K.

PricewaterhouseCoopers LLP

New York, NY
June 28, 2004